Exhibit 4.2

EXECUTION COPY

ERA GROUP INC.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

OF THE POWERS, PREFERENCES, AND RELATIVE,

PARTICIPATING, OPTIONAL, AND OTHER SPECIAL RIGHTS OF

6% CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

AND QUALIFICATIONS, LIMITATIONS,

AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

ERA GROUP INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that (A), pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and pursuant to Section 151 of the DGCL, the Board of Directors, by action duly taken on January __, 2012, duly approved and adopted resolutions authorizing and approving this amendment and restatement of the Certificate of Designations (this “Amendment and Restatement”) of the powers, preferences, relative, participating, optional, and other special rights and qualifications, limitations, and restrictions thereof of the 6% Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of the Corporation that was originally filed with the Secretary of State of the State of Delaware on December 23, 2011 and (B), pursuant to Section 242(a)(2) of the DGCL and Section 6(b)(ii) of the originally filed Certificate of Designations, the sole holder of the 6% Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of the Corporation, by action duly taken on January __, 2012, has authorized and approved this Amendment and Restatement.

This Amended and Restated Certificate of Designations shall be deemed effective on January __, 2012.

1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as “6% Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The aggregate number of shares constituting such Series A Preferred Stock shall be 1,400,000.

2. Rank. The Series A Preferred Stock shall, with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to Common Stock, and to all other classes and series of Capital Stock hereafter issued which are not by their terms expressly senior to or on parity with the Series A Preferred Stock with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation.

3. Dividend Rights.

(a) The holders of Series A Preferred Stock shall be entitled to receive out of any funds and assets of the Corporation legally available therefore, dividends at the annual rate of 6% of $100 per share (the “Original Issue Price”) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the “Dividend Rate”) of the Series A Preferred Stock, prior and in preference to the payment of any dividends on Common Stock, other than a dividend declared and paid on Common Stock that is payable solely in shares of Common Stock (a “Common Stock Dividend”). Dividends on the Series A Preferred Stock are cumulative and compound on a quarterly basis if not paid. Dividends shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), commencing on March 31, 2012. If any Dividend Payment Date occurs on a day that is not a Business Day, any accumulated dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. Dividends shall be paid to the holders of record of the Series A Preferred Stock as their names shall appear on the share register of the Corporation on the record date for such dividend. Dividends will be computed on the basis of a ninety (90) day quarterly period and actual days elapsed in such period. No other dividends shall accumulate or be declared or paid on shares of Series A Preferred Stock.

(b) The dividend rate for dividends payable in respect of each full Dividend Period shall be computed by dividing the Dividend Rate by four. The dividend rate for dividends accumulating or payable in respect of the initial Dividend Payment Date and in respect of any other period shorter than a full Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which such dividends are accumulating or payable. All dividends paid in respect of shares of Series A Preferred Stock shall be paid pro rata to the holders entitled thereto. The Corporation shall not pay any dividend or make any other distribution on any Series A Preferred Stock unless it declares a pro rata dividend or makes a pro rata distribution on all then outstanding shares of Series A Preferred Stock.

(c) So long as dividends in the total amount of the quarterly Dividend Rate (plus any accrued and unpaid dividends) payable on the Series A Preferred Stock on the two immediately succeeding Dividend Payment Dates shall not have first been paid or declared and set apart for payment to the holders of the Series A Preferred Stock during that and the next calendar quarters, the Corporation shall not declare, pay or set apart for payment any dividend on any Common Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Common Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Common Stock whether in cash, obligations or shares of the Corporation or other property (other than, in each case, dividends in Common Stock to holders of Common Stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Common Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Series A Preferred Stock have been paid in full in cash.

(d) If the Conversion Date (as defined in Section 7(a)(ii) herein) for any shares of Series A Preferred Stock is prior to the close of business on the record date for the payment of a dividend, the holder of such shares will not be entitled to any such dividend. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on the record date for the payment of such dividend but prior to the corresponding payment date of such dividend, the holder of such shares shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the payment date of such dividend.

(e) Immediately prior to any conversion of the Series A Preferred Stock under Sections 7(a) or 7(b), all accrued but unpaid dividends on the Series A Preferred Stock being converted will be paid in cash as provided in this Section 3. If the funds of the Corporation legally available for the payment of such dividends are insufficient for the payment required, those funds that are legally available will be applied ratably to the holders of shares of Series A Preferred Stock being converted, and all outstanding accrued but unpaid dividends after such payment of the legally available amount are hereinafter referred to as the “Outstanding Dividend Amount.” The Outstanding Dividend Amount shall bear interest at an annual rate of 6% compounded on a quarterly basis on March 31, June 30, September 30 and December 31 of each year. At any time thereafter, when additional funds of the Corporation become legally available for the payment of the Outstanding Dividend Amount and any accrued but unpaid interest thereon, such funds will be paid and applied immediately toward the Outstanding Dividend Amount and any accrued but unpaid interest thereon, ratably to the former holders of Series A Preferred Stock. Any such payments shall first be applied to any accrued but unpaid interest, and then to the Outstanding Dividend Amount.

(f) All dividends that may be declared and issued pursuant to this Section 3 are subject to any restrictions thereon contained in the senior credit agreements between the Corporation and its lenders, as such agreements may be amended or replaced from time to time.

4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

(a) Series A Preferred Stock. The holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution of any Available Funds and Assets on any shares of Common Stock (or any setting apart of any payment or distribution), an amount equal to the Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus any accrued but unpaid dividends on the Series A Preferred Stock (the “Liquidation Preference”). If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amount described in this Section 4, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof.

(b) Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of the Liquidation Preference described above in Section 4(a), then all such remaining Available Funds and Assets shall be distributed pro rata among the holders of Common Stock according to the number of shares of Common Stock held by each holder thereof.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

(d) Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are in a form other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) if the securities are then traded on a national securities exchange or quoted on the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the volume weighted average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution;

(B) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the volume weighted average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(C) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as a affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (i)(A), (B) or (C) of this Section 4(d) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

5. Redemption.

(a) The shares of Series A Preferred Stock shall be redeemable at the option of the Corporation, from time to time in whole or in part, at a price per share in cash equal to the sum of the then current Liquidation Preference (the “Redemption Price”), upon giving notice as provided in Section 5(b) below.

(b) Notice of any redemption of Series A Preferred Stock pursuant to this Section 5 (“Redemption Notice”) shall be mailed by or on behalf of the Corporation by first class mail certified mail, postage prepaid, to all holders of record of the Series A Preferred Stock at their respective addresses as they appear on the stock register of the Corporation, not less 10 days nor more than 30 days prior to the Redemption Date. The Redemption Notice shall specify: (i) the Redemption Price, (ii) the Redemption Date, (iii) the number of shares to be redeemed, and (iv) the place at which the shares called for redemption will, upon presentation and surrender of the certificates evidencing such shares, be redeemed.

(c) Each holder of Series A Preferred Stock redeemed pursuant to this Section 5 shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice. Upon presentation and surrender of the certificate or certificates evidencing the shares called for redemption, the Corporation or its representative shall pay the Redemption Price to the holder of record of such surrendered shares.

(d) Unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the Series A Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and holders of such redeemed shares shall cease to have any further rights in respect thereof on such Redemption Date, other than the right to receive the Redemption Price.

(e) Any redemption effected pursuant to this Section 5 is subject to any restrictions thereon contained in the senior credit agreements between the Corporation and its lenders, as such agreements may be amended or replaced from time to time.

6. Voting Rights.

(a) Series A Preferred Stock. Holders of shares of the Series A Preferred Stock shall have no voting rights in respect of the Series A Preferred Stock, except as specifically provided in Sections 6(b) and 6(c) below and as provided by applicable law under the DGCL.

(b) Class Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or prior written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting of such holders:

(i) take any action that results in or effects a voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(ii) alter, amend or repeal the Certificate of Incorporation (including this Amended and Restated Certificate of Designations) or bylaws of the Corporation so as to adversely affect the rights, preferences or privileges of the Series A Preferred Stock; and

(iii) create, authorize or issue any equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred Stock, or increase the authorized number of shares of any such class or series, or reclassify any authorized Capital Stock into any equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred Stock or create, authorize or issue any option, warrant, call or other right or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred Stock.

(c) Each holder of shares of Series A Preferred Stock shall be entitled to one vote per a share of Series A Preferred Stock held by such holder (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) on matters contemplated in Section 6(b) above.

(d) Except as set forth in Section 6(b)(i) or 6(b)(ii), (i) the creation, authorization or issuance of any shares of equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred Stock or (ii) the increase or decrease in the amount of authorized Capital Stock of any class, including Series A Preferred Stock, shall not require the consent of the holders of Series A Preferred Stock and shall not be deemed to adversely affect the Series A Preferred Stock.

7. Conversion and Participation. The outstanding shares of Series A Preferred Stock shall be convertible into Class B Common Stock as follows:

(a) Optional Conversion.

(i) At the option of the holder thereof, each share of Series A Preferred Stock may be converted without the payment of additional consideration, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Class B Common Stock as provided herein.

(ii) Each holder of Series A Preferred Stock who elects to convert the same into shares of Class B Common Stock pursuant to subparagraph 7(a)(i) above shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any Conversion Agent for the Series A Preferred Stock or Class B Common Stock, or the holder shall notify the Corporation or its Conversion Agent that such certificates have been lost, stolen or destroyed and deliver an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and in each case shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class B Common Stock to which such holder is entitled upon such conversion and, if applicable, a certificate or certificates for the balance of such number of shares of Series A Preferred Stock not being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted (the “Conversion Date”), and the person entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock on such date. If a conversion election under this subparagraph 7(a)(i) is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which underwritten offering does not cause an automatic conversion pursuant to subparagraph 7(b)(i) below to take place, the conversion may, at the option of the holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such election who are entitled to receive Class B Common Stock upon conversion of their Series A Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

(b) Automatic Conversion.

(i) Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class B Common Stock, as provided herein at any time or upon any event as may be designated in writing by the holders of at least seventy five percent (75%) of the then outstanding shares of Series A Preferred Stock.

(ii) Upon the occurrence of any event specified in subparagraph 7(b)(i) above, the outstanding shares of Series A Preferred Stock shall be converted into Class B Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its Conversion Agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its Conversion Agent as provided below, or the holder notifies the Corporation or its Conversion Agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any Conversion Agent for the Series A Preferred Stock or Common Stock. Thereupon, the Corporation or its Conversion Agent will issue and deliver to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class B Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(c) Conversion Rate. Each share of Series A Preferred Stock shall be convertible, whether upon the election of the holder thereof in accordance with Section 7(a) above or automatically in accordance with Section 7(b) above, into shares of Class B Common Stock at the Conversion Rate per share of Series A Preferred Stock (subject to the conversion procedures set forth in Sections 7(a) and 7(b)). For purposes hereof, the “Conversion Rate” on a reference Conversion Date shall equal (A) in the event that such Conversion Date is prior to the closing date of the Initial Public Offering, 4.375, subject to adjustment as set forth herein, (B) in the event that the such Conversion Date is on or after, and prior to 46 calendar days after, the closing date of the Initial Public Offering, an amount equal to the Original Issue Price divided by the price per share of the Class A Common Stock sold in the Initial Public Offering, subject to adjustment as set forth herein, provided, that such Conversion Rate shall not be adjusted pursuant to Section 7(d), and (C) in the event that such Conversion Date is on or after 46 calendar days after the closing date of the Initial Public Offering, an amount equal to the Original Issue Price divided by the fair market value of a share of Class B Common Stock on such Conversion Date which for purposes hereof shall be deemed to equal the Fair Market Value of a share of Class A Common Stock on such date, subject to adjustment as set forth herein, provided, that such Conversion Rate shall not be adjusted pursuant to Section 7(d).

(d) Anti-Dilution Adjustments.

Subject to Section 7(c), the Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(i) the issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0	=	the Conversion Rate in effect at the close of business on the trading day immediately preceding the Ex-Date for such event

CR1	=	the Conversion Rate in effect on the Ex-Date for such dividend or distribution

OS0	=	the number of shares of Common Stock outstanding at the close of business on the trading day immediately preceding the effective date of such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event

Any adjustment made pursuant to this clause (i) shall be effective immediately prior to the open of business on the Ex-Date for the event giving rise to the adjustment. If any such event is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(ii) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or its assets (including, for the avoidance of doubt, rights (other than pursuant to a stockholders’ rights plan) or warrants issued by it, but excluding any dividend, distribution or issuance covered by clause (i) above, or Section 8), in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 / (SP0 – FMV)

CR0	=	the Conversion Rate in effect at the close of business on the trading day immediately preceding the Ex-Date for such dividend or distribution

CR1	=	the Conversion Rate in effect on the Ex-Date for such dividend or distribution

SP0	=	the Current Market Price as of the Record Date for such dividend or distribution

FMV	=	the Fair Market Value on the Ex-Date for such dividend or distribution of the shares of capital stock of the Corporation, evidences of indebtedness or assets (including, for the avoidance of doubt, rights or warrants issued by it) so distributed, expressed as an amount per share of Common Stock

Any adjustment made pursuant to this clause (ii) shall become effective immediately prior to the open of business on the Ex-Date for such dividend or distribution. In the event that any dividend or distribution described in this clause (ii) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or make such distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of Class B Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further, that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(f) When No Adjustment Required.

(i) Except as otherwise provided in this Section 7, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(ii) No adjustment of the Conversion Rate need be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans; provided, however, that to the extent that the Corporation has a stockholder rights plan in effect on a Conversion Date, the holder of Series A Preferred Stock shall receive, in addition to the shares of Class B Common Stock, the rights under such rights plan, unless, prior to any such Conversion Date, the rights have separated from the Class B Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock of shares of capital stock of the Corporation or evidences of its indebtedness or its assets (including, for the avoidance of doubt, rights or warrants issued by it) as described in Section 7(d)(ii), subject to (x) readjustment for only that portion of such rights or warrants which expire or terminate or (y) readjustment in the event of the redemption of such rights or warrants, except that any such readjustment shall be calculated net of the aggregate value of the consideration payable in connection with any such redemption.

(iii) No adjustment to the Conversion Rate need be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Corporation bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of December 23, 2011; or

(D) for a change in the par value of the Common Stock.

(iv) No adjustment to the Conversion Rate need be made for a transaction referred to in Section 7(d), if a holder, as a result of holding the Series A Preferred Stock and without having to convert the Series A Preferred Stock, receives the cash, securities, assets, property or other benefits in such transaction on the same basis and at the same time as if such holder held the full number of shares of Class B Common Stock into which its shares of Series A Preferred Stock may then be converted.

(v) No adjustment to the Conversion Rate will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Class B Common Stock.

(vi) Before taking any action which would cause an adjustment pursuant to this Section 7 to reduce the Conversion Rate below the then par value (if any) of the Class B Common Stock, the Corporation shall take any and all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class B Common Stock at the Conversion Price as so adjusted.

(g) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 7, any subsequent event requiring an adjustment under this Section 7 shall cause an adjustment to such Conversion Rate as so adjusted.

(h) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 7 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 7 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(i) Other Adjustments. The Corporation may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 7, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(j) Notice of Adjustments. Whenever a Conversion Rate is adjusted as provided under Section 7, the Corporation shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Corporation makes an adjustment pursuant to Section 7(i):

(i) compute the adjusted applicable Conversion Rate in accordance with this Section 7 and prepare and transmit to the holders of Series A Preferred Stock Conversion Agent, if other than the Corporation, an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(k) Conversion Agent. The Conversion Agent (if other than the Corporation) shall not at any time be under any duty or responsibility to any holder of Series A Preferred Stock to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent (if other than the Corporation) shall be fully authorized and protected in relying on any officer’s certificate of the Corporation delivered pursuant to Section 7(j) and any adjustment contained therein and the Conversion Agent (if other than the Corporation) shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent (if other than the Corporation) shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Class B Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock; and the Conversion Agent (if other than the Corporation) makes no representation with respect thereto. The Conversion Agent (if other than the Corporation) shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Class B Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 7.

(l) Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon any conversion of Series A Preferred Stock. All shares of Class B Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance to any holder of a fractional share, then, in lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round to the nearest whole share as determined in good faith by the Corporation’s Chief Financial Officer as of the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to a number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required hereunder to be given to the holders of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation, or upon personal delivery or delivery by courier at such address.

(o) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class B Common Stock upon conversion of shares of the Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class B Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered.

(p) No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

8. Adjustment for Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any consolidation or merger of the Corporation with or into another person pursuant to which the Common Stock is changed into or exchanged for cash, securities or other property of the Corporation or another person;

(ii) any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of the Corporation, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Corporation with another person (other than in connection with a merger or acquisition) or reclassification of the Common Stock into other securities;

(each of which is referred to as a “Reorganization Event”) each share of the Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders of the Series A Preferred Stock (subject to Section 6), become convertible into the kind and amount of securities, cash and other property (the “Exchange Property”) receivable in such Reorganization Event (without any interest on such Exchange Property, and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) per share of Class B Common Stock by a holder of Class B Common Stock that is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 8(a), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of such securities, cash or other property received per share of Class A Common Stock, as determined in accordance with this Section 8.

(b) Exchange Property Election. In the event that the holders of the shares of Class B Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of Series A Preferred Stock are entitled to receive shall be deemed to be the types and amounts of consideration received by the holders of the shares of Class B Common Stock that affirmatively make an election (or of all such holders if none make an election). The amount of Exchange Property receivable upon conversion of any Series A Preferred Stock in accordance with the terms hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date.

(c) Successive Reorganization Events. The above provisions of this Section 8 shall similarly apply to successive Reorganization Events and the provisions of Section 7 shall apply to any shares of capital stock of the Corporation (or any other issuer) received by the holders of the Common Stock in any such Reorganization Event.

(d) Reorganization Event Notice. The Corporation (or any successor) shall, 20 days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preferred Stock such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 8.

9. Reissuance of Series A Preferred Stock. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (including by redemption or reclassification) shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued either as Series A Preferred Stock (subject to the limitations hereof) or as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as otherwise permitted under the DGCL.

10. Business Day. If any payment, redemption, or other action shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption, or other action shall be made on the immediately succeeding Business Day.

11. Notice. Any notice or communication mailed to a holder of Series A Preferred Stock shall be mailed to the holder at the holder’s address as it appears in the stock register of the Corporation and shall be sufficiently given if so mailed within the time prescribed. Failure to mail a notice or communication to a holder or any defect in such notice shall not affect its sufficiency in respect of any other holder. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

12. Transfer Restrictions. No holder of Series A Preferred Stock shall Transfer any Series A Preferred Stock other than to an Affiliate of such Holder or with the prior written consent of the Corporation.

13. Definitions. As used in this Amended and Restated Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means, with respect to a specified person, any other person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person.

“Amended and Restated Certificate of Designations” means this Amended and Restated Certificate of Designations as amended from time to time in accordance with the terms hereof.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Corporation and one by the holder of Series A Preferred Stock (or if there is more than one such holder, a majority in interest of holders of Series A Preferred Stock), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Corporation and such holders; otherwise, the average of all three determinations shall be binding upon the Corporation and such holders. The costs of conducting any Appraisal Procedure shall be borne equally by the Corporation and such holders.

“Available Funds and Assets” has the meaning specified in Section 4.

“Board of Directors” has the meaning specified in the introductory paragraph hereof.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of the Corporation, whether now existing or hereafter created.

“Certificate of Incorporation” has the meaning specified in the introductory paragraph hereof.

“Class A Common Stock” means Class A Common Stock, par value $0.01 per share, of the Corporation.

“Class B Common Stock” means Class B Common Stock, par value $0.01 per share, of the Corporation.

“Common Stock” means Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share, of the Corporation.

“Constituent Person” has the meaning specified in Section 8(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person, and “Controlled” and “Controlling” shall be construed accordingly.

“Conversion Agent” means the transfer agent of the Corporation in respect of the Class B Common Stock acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns, or if no such transfer agent has been engaged by the Corporation for such purposes, the Conversion Agent shall be the Corporation.

“Conversion Date” has the meaning specified in Section 7(a)(ii).

“Conversion Price” at any time means, for each share of Series A Preferred Stock, a dollar amount equal to $100 divided by the then applicable Conversion Rate.

“Conversion Rate” has the meaning specified in Section 7(c).

“Corporation” has the meaning specified in the introductory paragraph hereof.

“Current Market Price” per share of Class A Common Stock as of a Record Date for any issuance, distribution or other action means the Fair Market Value per share of Class A Common Stock, which Fair Market Value (notwithstanding clause (a) or (b) of the defined term “Fair Market Value”) shall be based on the volume weighted average closing sales prices of the Class A common stock over each of the ten consecutive trading days ending on the trading day before the Ex-Date with respect to such issuance, distribution, or other action, appropriately adjusted to take into account the occurrence during such period of any event described in Section 7(d).

“DGCL” has the meaning specified in the introductory paragraph hereof.

“Dividend Payment Date” has the meaning specified in Section 3(a).

“Dividend Period” means each quarterly period ending on a Dividend Payment Date.

“Dividend Rate” has the meaning specified in Section 3(a).

“Exchange Property” has the meaning specified in Section 8(a).

“Ex-Date” when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock or other securities trade without the right to receive such issuance or distribution.

“Fair Market Value” as of any particular date means

(a) with respect to a security if such security is then listed on a domestic securities exchange, the volume weighted average of the closing sales prices of the security on all domestic securities exchanges on which the security may at the time be listed over the ten (10) trading day period ending three (3) trading days prior to such date; or

(b) with respect to a security if such security is not then listed on a domestic securities exchange, the closing sales price of the security as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association over the ten (10) trading day period ending three (3) trading days prior to such date; or

(c) (i) with respect to a security if such security is not then listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, or (ii) with respect to any other property, the “Fair Market Value” as determined by the Board of Directors, acting in good faith. If the holders of a majority of the shares of Series A Preferred Stock at the time outstanding object in writing to the Board of Directors’ calculation of such Fair Market Value within 10 calendar days of receipt of written notice thereof and such holders and the Corporation are unable to agree on Fair Market Value during the 10-calendar day period following the delivery of such holders’ objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th calendar day after delivery of such holders’ objection.

“Initial Public Offering” shall mean any successfully completed underwritten public offering of shares of Class A Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar successor form).

“Issue Date” means, in respect of any share of Series A Preferred Stock, the date such share of Series A Preferred Stock was issued.

“Liquidation Preference” has the meaning specified in Section 4(a).

“Original Issue Price” has the meaning specified in Section 3(a).

“Outstanding Dividend Amount” has the meaning specified in Section 3(e).

“person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, or other legal entity, and shall include any successor (by merger or otherwise) of any entity.

“Preferred Stock” means any Capital Stock that has preferential rights over any other Capital Stock in respect of dividends, conversions, redemptions or distributions upon liquidation, winding up or dissolution.

“Redemption Date” means, in respect of any shares of Series A Preferred Stock, the date such shares are redeemed by the Corporation.

“Redemption Notice” has the meaning specified in Section 5(c).

“Redemption Price” has the meaning specified in Section 5(a).

“Reorganization Event” has the meaning specified in Section 8(a).

“Series A Preferred Stock” has the meaning specified in Section 1.

“Transfer” (as a noun) shall mean any direct or indirect sale, transfer, gift, assignment, pledge, hypothecation, devise or other disposition of beneficial ownership of the Series A Preferred Stock, whether voluntary or involuntary and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designations to be duly executed by the undersigned as of January 26, 2012.

ERA GROUP INC.

By:	/s/ Dick Fagerstal
Name:	Dick Fagerstal
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO ERA CERTIFICATE OF DESGINATIONS